Exhibit 10.11

FROM:	DATE:

TO:

RE:	QuinStreet Incremental Bonus Plan — FY 2010
The Compensation Committee of the Board has once again approved an incremental bonus plan for senior staff for fiscal year 2010. The purpose of incremental bonuses is to provide incentive and cash compensation for performance that is well beyond budget or expected growth targets AND that is consistent with the strategic objectives and interests of the Company. The incremental bonus is in addition to the potential discretionary bonus component of your annual compensation. This year the incremental bonus pool will accrue after Company EBITDA exceeds $62,520,000 (“Target EBITDA”), which represents 20% growth over FY09 Revenue and a 20% EBITDA margin.
Your specific incremental bonus rate is shown below. The general terms of the incremental plan are also outlined below. Once you have reviewed, understand and agree to the plan and terms, please sign on the line provided, and return to me.
Your Incremental Bonus as % of FY10
Company EBITDA > Target EBITDA

Incremental bonus plan terms
•	Company EBITDA is as reported in the Statement of Operations or Division Summary sheet of the Company’s unaudited financial statements sent to Investors for FY2010.

•	The amount and payment of incremental bonuses are at the complete and sole discretion of the CEO[1], and may not be paid in part or in full, even if financial targets are achieved. This is to protect the Company from unforeseen changes in business circumstances and unintended consequences, and to make adjustments when actions maximize personal bonuses but otherwise (even unintentionally) damage Company interests by, for example: increasing costs elsewhere or in the future, or hurting or frustrating Company strategy and/or long-term business potential or positioning. Important considerations, among others, include: margins; growth; client concentration; development and deployment of proprietary media; technologies and other capabilities deemed necessary for business defensibility and sustainability; specific performance of individual, group and category.

•	Incremental bonuses will be paid one time only, usually but not necessarily approximately 30 days following publication of approved full-year results. You must be a full-time employee in good standing at the time of the payment to receive an incremental bonus payment. There are no exceptions and no other payments or obligations of any kind associated with this Plan.

•	The CEO[1] must have your signed (acknowledged and agreed) Incremental Bonus Plan memo (this form) on file for you to be included in the Plan and receive a bonus payment.

Acknowledged and agreed:

	[Name]	Date

[1]	Compensation Committee, in the case of the CEO’s agreement.